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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 26, 1998
(To Prospectus Dated June 24, 1998)

                                  PNC MORTGAGE
                                SECURITIES CORP.
                         DEPOSITOR AND MASTER SERVICER
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-8
                                  $701,661,871
                                 (APPROXIMATE)

     The Prospectus Supplement dated September 26, 1998 to the Prospectus dated June 24, 1998 with respect to the above captioned Certificates is hereby amended as follows:

Page S-10 and Page S-31:

    Immediately prior to the paragraph on page S-10 beginning with 'Commencing in October 1998, on each Distribution Date, distributions with respect to the Group II and Group III Certificates...' under the caption 'Priority of Distributions' in the 'Summary Information' and immediately after clause
    (viii) of paragraph (d) on page S-31 under the caption 'Description of the Certificates -- Priority of Distributions', a new paragraph is inserted as follows:

         'Notwithstanding the above and with respect to the Group I and Group IV Certificates, all proceeds received pursuant to the Credit Enhancements with respect to the Group I and Group IV Loans attributable to principal will (i) first, be distributed to the Class I-AM or Class IV-AM Certificates, as applicable, until the Class Principal Balance of such Certificates has been reduced to zero; and (ii) second, be added to the Group I or Group IV Senior Principal Distribution Amount, as applicable, and distributed to the applicable Class or Classes of Senior Certificates as described above; provided, however, that if such proceeds are received with respect to a Class P Mortgage Loan, the applicable Class P Fraction of such proceeds will first be distributed to the applicable Class P Certificates and the remainder of such proceeds will be distributed as described above in this clause (i) and (ii).'

                 The date of this Supplement is October 1, 1998


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